                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)*


                                K2 DIGITAL, INC.
                                ----------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                   482731106
                                   ---------
                                 (CUSIP Number)


                                DECEMBER 11, 2000
                               ------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)
[x]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 2 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

- ---------- -----------------------------------------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    Fusion Capital Fund II, LLC
- ---------- -----------------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

- ---------- -----------------------------------------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------- -----------------------------------------------------------------------------------------------------------------
               NUMBER OF                   5.    SOLE VOTING POWER
                SHARES                                 380,485
             BENEFICIALLY                 ------ ---------------------------------------------------------------------------
               OWNED BY                    6.    SHARED VOTING POWER
                 EACH                                  0
               REPORTING                 ------ ---------------------------------------------------------------------------
                PERSON                     7.    SOLE DISPOSITIVE POWER
                 WITH                                  380,485
                                         ------- ---------------------------------------------------------------------------
                                            8.    SHARED DISPOSITIVE POWER
                                                       0
- ---------------------------------------- ------- ---------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               380,485
- ---------- -----------------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.9%
- ---------- -----------------------------------------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                                      OO
- ---------- -----------------------------------------------------------------------------------------------------------------




- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 3 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

- ---------- -----------------------------------------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    Fusion Capital Partners, LLC
- ---------- -----------------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

- ---------- -----------------------------------------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION


- ---------- -----------------------------------------------------------------------------------------------------------------
                                          5.    SOLE VOTING POWER
               NUMBER OF                                 380,485
                SHARES                  ------- ---------------------------------------------------------------------------
             BENEFICIALLY                 6.    SHARED VOTING POWER
               OWNED BY                                  0
                 EACH                   ------- ---------------------------------------------------------------------------
               REPORTING                  7.    SOLE DISPOSITIVE POWER
                PERSON                                   380,485
                 WITH                   ------- ---------------------------------------------------------------------------
                                          8.    SHARED DISPOSITIVE POWER
                                                         0
- ---------------------------------------- ------- ---------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               380,485

- ---------- -----------------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.9%
- ---------- -----------------------------------------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                      OO
- ---------- -----------------------------------------------------------------------------------------------------------------

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 4 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

- ---------- -----------------------------------------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    SGM Holding Corp.
- ---------- -----------------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

- ---------- -----------------------------------------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------- -----------------------------------------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                  0
                SHARES                   ------- ---------------------------------------------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                                   380,485
                 EACH                    ------- ---------------------------------------------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                    0
                 WITH                    ------- ---------------------------------------------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                          380,485
- ---------------------------------------- ------- ---------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               380,485

- ---------- -----------------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.9%
- ---------- -----------------------------------------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                                      CO
- ---------- -----------------------------------------------------------------------------------------------------------------

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 5 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

- ---------- -----------------------------------------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    Rockledge Capital Corporation
- ---------- -----------------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

- ---------- -----------------------------------------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

- ---------- -----------------------------------------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                  0
                SHARES                   ------- ---------------------------------------------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                                   380,485
                 EACH                    ------- ---------------------------------------------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                    0
                 WITH                    ------- ---------------------------------------------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                          380,485
- ---------------------------------------- ------- ---------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               380,485

- ---------- -----------------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.9%
- ---------- -----------------------------------------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                                      CO
- ---------- -----------------------------------------------------------------------------------------------------------------

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 6 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

- ---------- -----------------------------------------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    Steven G. Martin
- ---------- -----------------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

- ---------- -----------------------------------------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
- ---------- -----------------------------------------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                  0
                SHARES                   ------- ---------------------------------------------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                                   380,485
                 EACH                    ------- ---------------------------------------------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                    0
                 WITH                    ------- ---------------------------------------------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                          380,485
- ---------------------------------------- ------- ---------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               380,485

- ---------- -----------------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.9%
- ---------- -----------------------------------------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
                                      IN
- ---------- -----------------------------------------------------------------------------------------------------------------

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 7 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

- ---------- -----------------------------------------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Name:    Joshua B. Scheinfeld
- ---------- -----------------------------------------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                  (a)      |_|
                                                                                  (b)      |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   3.      SEC USE ONLY

- ---------- -----------------------------------------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
- ---------- -----------------------------------------------------------------------------------------------------------------
                                           5.    SOLE VOTING POWER
               NUMBER OF                                  0
                SHARES                   ------- ---------------------------------------------------------------------------
             BENEFICIALLY                  6.    SHARED VOTING POWER
               OWNED BY                                   380,485
                 EACH                    ------- ---------------------------------------------------------------------------
               REPORTING                   7.    SOLE DISPOSITIVE POWER
                PERSON                                    0
                 WITH                    ------- ---------------------------------------------------------------------------
                                           8.    SHARED DISPOSITIVE POWER
                                                          380,485
- ---------------------------------------- ------- ---------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               380,485

- ---------- -----------------------------------------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES* |_|
- ---------- -----------------------------------------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           9.9%
- ---------- -----------------------------------------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON*
                                      IN
- ---------- -----------------------------------------------------------------------------------------------------------------

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 8 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------


Item 1   (a)      Name of Issuer:

                           K2 Digital, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           30 Broad Street, New York, New York, 10004


Item 2   (a)      Name of Filing Persons:
         (b)      Address of Principal Business Office:
         (c)      Citizenship:
                                    Fusion Capital Fund II, LLC
                                    222 Merchandise Mart Plaza
                                    Suite 9-112
                                    Chicago, Illinois 60654
                                    An Illinois limited liability company

                                    Fusion Capital Partners, LLC
                                    222 Merchandise Mart Plaza
                                    Suite 9-112
                                    Chicago, Illinois 60654
                                    An Illinois limited liability company

                                    SGM Holding Corp.
                                    222 Merchandise Mart Plaza
                                    Suite 9-112
                                    Chicago, Illinois 60654
                                    An Illinois corporation

                                    Rockledge Capital Corporation
                                    222 Merchandise Mart Plaza
                                    Suite 9-112
                                    Chicago, Illinois 60654
                                    An Illinois corporation

                                    Steven G. Martin
                                    222 Merchandise Mart Plaza
                                    Suite 9-112
                                    Chicago, Illinois 60654
                                    U.S. Citizen

                                    Joshua B. Scheinfeld
                                    222 Merchandise Mart Plaza
                                    Suite 9-112
                                    Chicago, Illinois 60654
                                    U.S. Citizen

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 9 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

         d)       Title of Class of Securities:

                                    Common Stock, par value $0.01 per share

         (e)      CUSIP Number:
                                    482731106

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

                  (a)      [__]     Broker or dealer registered under Section 15 of the Exchange Act;

                  (b)      [__]     Bank as defined in Section 3(a)(6) of the Exchange Act;

                  (c)      [__]     Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d)      [__]     Investment company registered under Section 8 of the Investment Company Act;

                  (e)      [__]     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f)      [__]     An  employee   benefit  plan  or  endowment   fund  in  accordance   with  Rule
                                    13d-1(b)(1)(ii)(F);

                  (g)      [__]     A  parent  holding   company  or  control   person  in  accordance   with  Rule
                                    13d-1(b)(ii)(G);
                  (h)      [__]     A savings  association  as  defined  in  Section  3(b) of the  Federal  Deposit
                                    Insurance Act;

                  (i)      [__]     A church plan that is excluded from the  definition  of an  investment  company under Section 3(c)(14) of the Investment Company Act;

                  (j)      [__]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4   Ownership:

On December 11, 2000, Fusion Capital Fund II, LLC ("FCF") entered into a Common Stock Purchase Agreement (the "Agreement") with K2 Digital, Inc. (the "Company"). The 380,485 shares beneficially owned by FCF were obtained pursuant to the Agreement. Under the Agreement, FCF may purchase additional shares of common stock of the Company from time to time, provided, however, that in no event may FCF purchase shares of common stock of the Company if such purchase would cause FCF to beneficially own in excess of 9.9% of the outstanding shares of common stock of the Company.

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 10 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

FCF beneficially owns all of the shares referred to in this 13G. This statement is also being filed on behalf of (i) Fusion Capital Partners, LLC, FCF's sole managing member ("FCP"), (ii) SGM Holding Corp., FCP's co-managing member ("SGM"), (iii) Rockledge Capital Corporation, FCP's co-managing member ("RCC"),
(iv) Steven G. Martin, SGM's sole director and sole stockholder, and (v) Joshua
B. Scheinfeld, RCC's sole director and sole stockholder, each of which may be deemed to beneficially own FCF's shares.

         (a)      Amount beneficially owned:

                  Fusion Capital Fund II, LLC                 380,485
                  Fusion Capital Partners, LLC                380,485
                  SGM Holding Corp.                           380,485
                  Rockledge Capital Corporation               380,485
                  Steven G. Martin                            380,485
                  Joshua B. Scheinfeld                        380,485

         (b)      Percent of Class:

                  Fusion Capital Fund II, LLC                 9.9%
                  Fusion Capital Partners, LLC                9.9%
                  SGM Holding Corp.                           9.9%
                  Rockledge Capital Corporation               9.9%
                  Steven G. Martin                            9.9%
                  Joshua B. Scheinfeld                        9.9%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                  Fusion Capital Fund II, LLC                 380,485
                  Fusion Capital Partners, LLC                380,485
                  SGM Holding Corp.                                 0
                  Rockledge Capital Corporation                     0
                  Steven G. Martin                                  0
                  Joshua B. Scheinfeld                              0

                  (ii)     shared power to vote or to direct the vote:

                  Fusion Capital Fund II, LLC                       0
                  Fusion Capital Partners, LLC                      0
                  SGM Holding Corp.                           380,485
                  Rockledge Capital Corporation               380,485
                  Steven G. Martin                            380,485
                  Joshua B. Scheinfeld                        380,485

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 11 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------

                  (iii)    sole power to dispose or to direct the disposition of:

                  Fusion Capital Fund II, LLC                 380,485
                  Fusion Capital Partners, LLC                380,485
                  SGM Holding Corp.                                 0
                  Rockledge Capital Corporation                     0
                  Steven G. Martin                                  0
                  Joshua B. Scheinfeld                              0

                  (iv)     shared power to dispose or to direct the disposition of:

                  Fusion Capital Fund II, LLC                       0
                  Fusion Capital Partners, LLC                      0
                  SGM Holding Corp.                           380,485
                  Rockledge Capital Corporation               380,485
                  Steven G. Martin                            380,485
                  Joshua B. Scheinfeld                        380,485

Item 5   Ownership of Five Percent or Less of a Class:
                                    Not Applicable.

Item 6   Ownership of More than Five Percent on Behalf of Another Person:
                                    Not Applicable.

Item 7   Identification  and  Classification of the Subsidiary which Acquired the Security Being Reported on by the
         Parent Holding Company:
                                    Not Applicable.

Item 8   Identification and Classification of Members of the Group:
                                    Not Applicable.

Item 9   Notice of Dissolution of Group:
                                    Not Applicable.

Item 10 Certification:
                                    Not Applicable.

- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 12 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------


         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2001

FUSION CAPITAL FUND II, LLC

By:   Fusion Capital Partners, LLC

      By:       SGM Holdings Corp.
      Its:      Co-managing member

                By: /s/ Steven G. Martin
                   ----------------------------------
                Name:        Steven G. Martin
                Its:         President

      By:       Rockledge Capital Corporation
      Its:      Co-managing member

                By: /s/ Joshua B. Scheinfeld
                   ----------------------------------
                Name:        Joshua B. Scheinfeld
                Its:         President


FUSION CAPITAL PARTNERS, LLC

By:  SGM Holdings Corp.
Its:  Co-managing member

                By: /s/ Steven G. Martin
                   ----------------------------------
                Name:        Steven G. Martin
                Its:         President

By:   Rockledge Capital Corporation
Its:  Co-managing member

                By: /s/ Joshua B. Scheinfeld
                   ----------------------------------
                Name:        Joshua B. Scheinfeld
                Its:         President


SGM HOLDINGS CORP.


By: /s/ Steven G. Martin
   --------------------------------
Name: Steven G. Martin
Its:            President



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- ----------------------------------- ----------------------------------------------- -------------------------- ------

  CUSIP No. 482731106                                     13G                       Page 13 of 13 Pages
- ----------------------------------- ----------------------------------------------- -------------------------- ------


ROCKLEDGE CAPITAL CORPORATION


By: /s/ Joshua B. Scheinfeld
   ------------------------------------
Name: Joshua B. Scheinfeld
Its:            President

/s/ Steven G. Martin
- ---------------------------------------
Steven G. Martin

/s/ Joshua B. Scheinfeld
- ---------------------------------------
Joshua B. Scheinfeld

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